EXHIBIT 99.1

Repros Meets With the Divisions of Urologic and Endocrinologic Products at FDA to Plan Direction of Phase 3 Program for Androxal(R)

THE WOODLANDS, Texas, Dec. 14, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a regulatory update for its Androxal program following a joint meeting with the Divisions of Urologic and Endocrinologic Products at the FDA. Dr. Nelly Pitteloud, Professor in Medicine, Chief of the Department of Endocrinology, diabetes and metabolism, CHUV University Hospital, Lausanne, Switzerland, presented an overview of the current understanding of the interrelationship of obesity and low testosterone. Dr. Pettiloud's observations are consistent with the Company's findings. Following a discussion of the materials presented by the Company, the FDA encouraged Repros to continue down the path outlined by the Urology Division to show that Androxal restores testicular function wherein both testosterone levels and sperm counts are normalized. The Company will follow the FDA's recommendation. The Company plans to release top line data from the Phase 2b study designed to show this specific effect of Androxal by year end. The study will be the basis for design of Phase 3 studies that will be discussed in a Type B meeting that will be held around the end of the first quarter in 2012.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex®, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer